For Immediate Release Thursday, September 15, 2005

CYBERONICS CLARIFIES TREATMENT-RESISTANT DEPRESSION (TRD) THIRD PARTY PAYER COVERAGE STATUS AND PLAN

HOUSTON, Texas, September 15, 2005 – In response to numerous investor inquiries, Cyberonics, Inc. (NASDAQ:CYBX) today clarified the status and its plan for third party insurance coverage for treatment-resistant depression.

“Cyberonics’ FY06 TRD reimbursement mission and plan is to more quickly obtain favorable TRD coverage, coding and reimbursement, to provide a greater percentage of Americans with TRD access to VNS Therapy following launch, than was the case in epilepsy,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Six weeks into our launch, we are not only ahead of schedule in terms coverage, coding and reimbursement, but we have significantly greater resources to accomplish our TRD objectives than we did in the first year after epilepsy launch. TRD coding and reimbursement are largely in place, more than two years ahead of the epilepsy case. As expected, our primary challenge and opportunity is to obtain favorable coverage decisions and policies.”

“Cyberonics today in TRD is ahead of where we were at the same time period following the epilepsy launch in terms of implementation of our reimbursement plan,” added Shawn P. Lunney, Vice President, Market Development. “Over the past eight years since epilepsy approval, Cyberonics’ reimbursement team has successfully pioneered entirely new coverage, coding and reimbursement for VNS that, much like VNS Therapy itself, has steadily improved for patients, physicians and hospitals over time. That coverage, coding and reimbursement has enabled over 30,000 Americans to be treated with VNS Therapy, and today provides essentially universal access to VNS for Americans with refractory epilepsy. In terms of favorable national coverage policies in epilepsy, we obtained a favorable Blue Cross Technology Evaluation Committee (TEC) evaluation approximately nine months after launch and favorable Medicare national coverage policy approximately two years after launch. Prior to obtaining those favorable national coverage policies for a revolutionary new therapy, we obtained case-by-case coverage approvals for almost 100% of the patients treated with VNS.

“Our goal in TRD is to beat our epilepsy precedent in terms of coverage and patient access,” continued Mr. Lunney. “In terms of national coverage policy, there is apparently some confusion about the negative Blue Cross/Blue Shield TEC assessment from June 8, 2005 that was posted earlier this week on the TEC website. As expected, the June 2005 pre-approval assessment determined that VNS did not meet TEC criteria. The June 8, 2005 assessment was based solely on outdated, incomplete publicly-available information from the June 2004 FDA Advisory Panel Meeting that resulted in FDA’s initial not-approvable decision and very few peer-revised publications. Not only did Cyberonics submit significantly more data to FDA after June 2004 that was instrumental in gaining FDA approval, but VNS was also approved, FDA’s Summary of Safety and Effectiveness was finalized and four peer-reviewed publications confirming the safety and effectiveness of VNS in TRD appeared in Biological Psychiatry and the Journal of Clinical Psychiatry. None of these important data, findings and publications that confirm the safety and effectiveness of VNS Therapy and demonstrate that VNS now satisfies all the TEC criteria were available for the June TEC assessment. We expect to submit all this compelling ‘new’ information not available for the June 8 assessment to the TEC for re-assessment in the very near future to obtain a favorable assessment more quickly than we did in epilepsy. Included in our request for re-assessment, among a large number of references, will be the following statement from FDA’s Summary of Safety and Effectiveness:

‘In conclusion, CDRH believes the PMA applicant has provided reasonable assurance of safety and efficacy based on valid scientific evidence as required by statute and regulation for the approval of a Class III medical device. CDRH has come to this conclusion because the sponsor has provided data that were systematically collected and analyzed which showed significant improvement from baseline over one and two years for a definable subset of the target population, and comparative data against a reasonably matched control which also sustained improvement over time.’

“Until such time as we obtain favorable national coverage policies, we will continue to obtain case-by-case prior authorizations and coverage for each TRD patient,” concluded Mr. Lunney. “Cyberonics’ case management team has already obtained a number of favorable case-by-case decisions from a variety of private and public payers including Blue Cross and Medicare. As compared to our epilepsy experience, we are much better equipped today to obtain such decisions in a timely manner for a larger number of patients considering that we today have 80 Case Managers supporting our TRD launch versus only two contractors from Health Technology Associates obtaining case-by-case coverage in the first year of epilepsy launch. In summary, Cyberonics reimbursement and case management teams remain confident that a greater percentage of patients with TRD will have access to VNS Therapy in the first year following launch on August 1, 2005 than was the case in the first year after epilepsy approval on July 16, 1997.”

“It is important to understand that Cyberonics’ reimbursement plan and the assumptions in our sales guidance for FY06 are different,” added Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “Our sales guidance for FY06 assumes that a much lower percentage of TRD patients will be treated with VNS Therapy in the first year after launch than was the case in epilepsy. However, our reimbursement plan is to obtain favorable coverage, coding and reimbursement more quickly and thereby provide a greater percentage of TRD patients access to VNS.”

ABOUT DEPRESSION AND TREATMENT-RESISTANT DEPRESSION

Major Depressive Disorder (MDD) is one of the most prevalent and serious illnesses in the United States, affecting nearly 19 million Americans over the age of 18 in any given year. According to the National Institute of Mental Health, depression is the leading cause of disability in the United States and worldwide. Depression interferes with one’s ability to function, feel pleasure or maintain interest in everyday living. MDD is associated with increased mortality due to suicide and comorbid general medical conditions including heart disease and stroke. Depressed patients use twice the healthcare services as non-depressed patients. Total annual costs of depression in the U.S. exceed $80 billion including $30 billion in annual direct treatment costs. A person with depression is 35 times more likely to commit suicide than a person not experiencing depression and 15 percent of previously hospitalized depressed patients commit suicide.

Most psychiatrists define treatment-resistant depression (TRD) as a major depressive episode that has not had an adequate response to two or more adequate antidepressant treatments at appropriate dose and duration. Twenty percent of those with depression or approximately four million people suffer from TRD. For these patients, treatments including psychotherapy, antidepressant medications and electroconvulsive therapy do not work. Studies show that annual healthcare costs for patients with TRD exceed $40,000 per patient per year, approximately six times the cost of those without TRD.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 100,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning providing access to VNS Therapy for a greater percentage of patients with TRD in the first year following launch on August 1, 2005 than was the case in the first year after epilepsy approval on July 16, 1997 and submission of new data to the Blue Cross Blue Shield TEC in the near future to obtain a favorable assessment more quickly than we did in epilepsy. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd., Houston, TX 77058	230 Third Avenue, Waltham, MA 02451
Main: (281) 228-7200/Fax: (281) 218-9332	Main: (781) 684-0770 /Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com